July 10, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE:      Worldwide Petromoly, Inc.
         Commission File No. 000-24682


We were previously the principal accountant for Worldwide Petromoly, Inc. ("Petromoly") and we reported on the financial statements of Petromoly as of and for the years ended June 30, 2000 and 1999. On July 10, 2001, we resigned as principal accountant. We have read Petromoly's statements included under Item 4 of its Form 8-K dated July 10, 2001 and we agree with such statements.

                                                  Yours very truly,



                                              /s/ JACKSON & RHODES, P.C.
                                                  Certified Public Accountants